EXHIBIT 99.1

For Immediate Release

Contacts: Media and Industry Analysts Contact:	Investor Contact:
Kathleen Buczko NMC Partners (562) 366-1552 kbuczko@nmcpartners.com	Geoff High Pfeiffer High Investor Relations, Inc. (303) 393-7044 geoff@pfeifferhigh.com

Peerless Systems Signs a Strategic Memorandum of Understanding with Kyocera Mita Corporation for the Development of High-Performance Imaging Products

$24 Million, Three-year Development Project Could be Expanded Through
Performance Incentives and Long-term Royalty Opportunities

EL SEGUNDO, Calif., March 3, 2005 — Peerless Systems Corporation (Nasdaq: PRLS), a provider of advanced imaging and networking controllers to the digital document market, today announced it has signed a Memorandum Of Understanding (MOU) with Kyocera Mita Corporation (Kyocera Mita) to provide non-exclusive engineering services and high-performance imaging technologies for use in a forthcoming line of Kyocera Mita printers and multi-function products. Pursuant to the MOU, Kyocera Mita has agreed to pay Peerless an aggregate of $24 million, which will be paid in $2 million quarterly payments over the initial three-year term of the MOU with the first payment to be made no later than April 29, 2005. Peerless is also eligible for certain performance incentives and will be due license fees from Kyocera Mita for all Peerless and its third-party technologies that are incorporated into Kyocera Mita products. The MOU, which states that it is binding, is effective as of February 1, 2005, and extends to January 31, 2008. The MOU will automatically renew on an annual basis after January 31, 2008, unless terminated by either party.

Howard Nellor, president and chief executive officer of Peerless, stated, “With this MOU, Kyocera Mita and Peerless intend to develop and deliver products based on Peerless’ high-performance imaging technologies, including our new Sierra technologies. Kyocera Mita is one of the world’s leading providers of digital imaging products and this is a very positive event for Peerless. I believe the MOU represents an endorsement of Peerless’ strategies and efforts to develop leading-edge imaging systems. It is also an indication of the expanding demand for high-quality, fast and reliable black & white and color printers, copiers and multi-function products.”

“Peerless technologies and architectures can apply to a broad spectrum of current and future office workgroup products. I believe the engineering fees associated with the initial phase of this agreement will have a positive impact on our financial performance, as we currently have the engineering staff in place to handle this effort,” Nellor added. “We are excited about commencing this long-term project and look forward to a lengthy, positive and very productive relationship with Kyocera Mita.”

While the MOU states that it is binding for three years, during which time definitive agreements are to be generated, it should be understood that Peerless and Kyocera Mita have not entered into definitive agreements relating to their relationship for this engagement and they may never come to agreement on the terms of definitive agreements regarding the development of Kyocera Mita products by Peerless. If Peerless and Kyocera Mita do enter into definitive agreements, the terms of the definitive agreements may be different than the terms set forth in the MOU and result in different outcomes than those described in this press release.

About Kyocera Mita
Kyocera Mita manufactures and markets both black & white and color digital copiers, network-ready multifunctional devices and laser printers as well as a range of wide-format imaging products. It also offers a portfolio of software and network solutions. Kyocera Mita is a wholly owned subsidiary of the Kyocera Corporation, the world’s leading developer and manufacturer of advanced ceramics and associated products, telecommunications equipment, semiconductor packages and electronic components. For more information, visit the Kyocera Corporation’s web site at www.kyocera.com.

About Peerless Systems Corporation
Founded in 1982, Peerless Systems Corporation is a provider of imaging and networking controllers to the digital document markets, which include manufacturers of color, monochrome and multifunction office products and digital appliances. In order to process digital text and graphics, digital document products rely on a core set of imaging software and supporting electronics, collectively known as an imaging controller. Peerless’ broad line of scalable software and silicon offerings enable its customers to shorten their time-to-market and reduce costs by offering unique solutions for multiple products. Peerless’ customer base includes companies such as Canon, IBM, Konica Minolta, Kyocera Mita, Lenovo, OkiData, Ricoh, RISO, Seiko Epson and Xerox. Peerless also maintains strategic partnerships with Adobe and Novell. For more information, visit Peerless’ web site at www.peerless.com.

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Editor’s Note: Peerless is a registered trademark of Peerless Systems Corporation. All other trademarks are the property of their respective owners. This news release may refer to various products and companies by their trade names which designations are claimed as trademarks or registered trademarks by their respective companies.

Safe Harbor Statement Under The U.S. Private Securities Litigation Reform Act Of 1995.

This Release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The use of forward-looking statements in connection with or related to any discussion of or reference to future operations, opportunities or financial performance sets apart forward- looking statements. In particular, statements regarding the Company’s outlook for future business, financial performance and growth, profitability, product availability and potential applications and successes and the impact on future performance of organizational and operational changes all constitute forward-looking statements.

These forward-looking statements are just predictions and best estimations consistent with the information available to the Company at this time. Thus they involve known and unknown risks and uncertainties such that actual results could differ materially from those projected in the forward-looking statements made in this Release. Risks and uncertainties include those set forth in Peerless’ public filings with the Securities and Exchange Commission, including but not limited to the Company’s most recent Annual Report on Form 10-K dated January 31, 2004 in the Section called Certain Factors And Trends Affecting Peerless And Its Business at pages 16 through 23, inclusive, filed on April 30, 2004, and the Company’s most recent Quarterly Report on Form 10-Q dated October 31, 2004 in the Section called Certain Factors and Trends Affecting Peerless and Its Business at pages 21 through 29, inclusive, filed on December 15, 2004.

Current and prospective stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements contained herein are qualified in their entirety by the foregoing cautionary statements.

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